UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 8, 2022 (June 6, 2022)

NRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38302	82-2844431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Orange Street, Suite 600 Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

(484) 254-6134
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NRXP	The Nasdaq Stock Market LLC
Warrants to purchase one share of Common Stock	NRXPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Dr. Seth Van Voorhees as Chief Financial Officer and Treasurer

On June 6, 2022, the Board of Directors of NRx Pharmaceuticals, Inc. (the “Company”) appointed Dr. Seth Van Voorhees, 61, to serve as Chief Financial Officer (“CFO”) and Treasurer of the Company, effective June 13, 2022.

Dr. Van Voorhees most recently served as CFO of PDS Biotechnology Corporation (“PDS Biotechnology”) during which he completed several financing transactions in 2021. Prior to joining PDS Biotechnology, he spent 10 years as the CFO and Vice President, Business Development, for Research Frontiers Inc. Prior to this role, Dr. Van Voorhees served as CFO for American Pacific Corp. Earlier in his career, Dr. Van Voorhees was an investment banking officer responsible for chemical and pharmaceutical clients at Merrill Lynch, UBS Warburg, and Wasserstein Perella. Dr. Van Voorhees received a Ph.D. in chemistry from the University of Pennsylvania and an MBA from Columbia University.

Dr. Van Voorhees has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Dr. Van Voorhees had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Employment Arrangements with Dr. Van Voorhees

On June 6, 2022, Dr. Van Voorhees entered into an employment agreement with the Company (the “Agreement”) with an effective date of June 13, 2022. The Agreement provides for an aggregate monthly payment of $33,333.33 to Dr. Van Voorhees for total annual payment of approximately $400,000 (the “Base Salary”) and an annual target bonus payment of $200,000 at the discretion of the Board and upon satisfactory performance of his duties (the “Target Bonus”). The Agreement also provides for the grant of stock options (the “Options”) to purchase 325,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the effective date of the Agreement. The Options vest over a two-year period, subject to Dr. Van Voorhees’ continued service with the Company.

If Dr. Van Voorhees is terminated by the Company without “cause” or upon a change of control, or he resigns for “good reason”, he is entitled to receive severance pay equal to the sum of the Base Salary, at the rate in effect on the date of termination, from the date of termination through the nine-month anniversary thereof, and a prorated Target Bonus through the date of termination. In addition, all unvested Options will vest and become fully exercisable. Dr. Van Voorhees will also be entitled to customary indemnification and directors and officers insurance coverage.

The foregoing summary of the material terms of the Agreement is subject to the full and complete terms of the Agreement, which the Company expects to file as an exhibit to its periodic report covering the effective date of his employment.

Item 8.01	Other Events.

On June 7, 2022, the Company issued a press release announcing the appointment of Dr. Van Voorhees as CFO and Treasurer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated June 7, 2022.
104	Cover Page Interactive Data File (embedded within Inline XBRL document

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRX PHARMACEUTICALS, INC.

Date:	June 8, 2022	By:	/s/ Michael Kunz
		Name:	Michael Kunz
		Title:	Deputy General Counsel

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